Exhibit 99.1

Contact:	Flow Investor Relations 253-813-3286

FLOW INTERNATIONAL DELAYS THIRD FISCAL

QUARTER 2007 RESULTS

KENT, Wash., March 19, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, will delay releasing the results for its third fiscal 2007 quarter ended January 31, 2007. As previously disclosed, Flow’s internal audit department discovered irregularities in bank accounts and customer receivables during a scheduled internal audit of its Korean operation, and the Company cannot file its Form 10-Q for the January quarter until that work is complete. Flow intends to complete the investigation, file its Form 10-Q and schedule a conference call to discuss results of the quarter as soon as possible. Until the Form 10-Q is filed, Flow will not be in compliance with NASDAQ’s listing criteria.

Flow does not anticipate any material financial impact as a result of the internal audit work at its Korean subsidiary, which is located in Inchon with six employees, who sell and service waterjet cutting machines and industrial cleaning devices directly and through distribution. Revenue from the unit, which is financially consolidated into the Flow Asia Waterjet segment, was less than one percent (1%) of total company revenue in fiscal 2006. The amounts thus far identified in the investigation are not considered material to the Company’s financial performance. The company maintains insurance against such losses.

During the course of a regularly scheduled internal audit by Flow’s Internal Audit Department of its Korean sales and service operation, the Company discovered irregularities in its accounts receivable and banking records. As a result, the Company immediately began an investigation into those irregularities to determine the financial impact to the Company, as well as any potential impacts on related parties, such as customers or suppliers. Facts uncovered during the investigation lead the Company to believe that a single local Korean employee may have stolen monies from the Company by converting customer payments through a banking scheme. The employee has confessed to the fraud and has been placed on administrative leave. She is cooperating with the continuing investigation.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements include the Company’s belief that there will not be any material impact from the investigation. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.